EXHIBIT 8.1

[LETTERHEAD OF WEED & CO., LP]

                                December 21, 2000

Eagle Wireless International, Inc.
101 Courageous Drive
League City, TX 77573

Greetings:

      We have acted as counsel to Eagle Wireless International, Inc., a Texas corporation ("Eagle"), in connection with the preparation and execution of the Agreement and Plan of Reorganization dated September 15, 2000 (the"Merger Agreement"), by and among Eagle, Eagle Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Eagle ("Acquisition"), and ClearWorks.net, Inc., a Delaware corporation ("ClearWorks"). Pursuant to the Merger Agreement, ClearWorks will merge with and into Acquisition and the separate corporate existence of Acquisition will cease to exist and ClearWorks will become a wholly-owned subsidiary of Eagle (the "Merger").

      In rendering this opinion, we have reviewed the Merger Agreement and other documents as we have deemed necessary and appropriate. We have relied upon the truth and accuracy at all relevant times of the facts, statements, covenants, representations and warranties contained in the Merger Agreement, the Registration Statement (Registration No. 333-49688) on Form S-4 (with all amendments thereto, the "Registration Statement") filed with the Securities and Exchange Commission and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for the purposes of our opinion. In addition, we have assumed that the Merger will be consummated in the manner contemplated by the Joint Proxy Statement/Prospectus (the "Prospectus") that is a part of the Registration Statement and in accordance with the provisions of the Merger Agreement. We have also assumed the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof.

      Based on the foregoing and subject to the assumptions set forth herein, it is our opinion that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. It is also our opinion that the discussion under the heading "Federal Income Tax Consequences" in the Joint Proxy Statement/Prospectus, to the extent that it constitutes matters of law, comprises a fair and accurate summary of the material United States federal income tax consequences of the Merger under federal law.

      Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis would not adversely affect the accuracy of the
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conclusions stated herein. We undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws. Furthermore, in the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion may be adversely affected and may not be relied upon.

      This opinion addresses only the matter described above, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction undertaken in connection with the Merger.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Federal Income Tax Consequences" in the Joint Proxy Statement/Prospectus. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.


                                              Very truly yours,

                                              /s/ Richard O. Weed

                                              Richard O. Weed
                                              Managing Director/Special Projects